Exhibit 99.1

Aclaris Announces Appointment of Andrew Powell to Board of Directors

Malvern, PA – January 26, 2017 (GLOBE NEWSWIRE) – Aclaris Therapeutics, Inc. (NASDAQ: ACRS), a clinical-stage dermatologist-led pharmaceutical company, today announced the appointment of Andrew Powell to the Aclaris Board, effective January 25th, 2017.

Andrew Powell has more than 27 years in the biotechnology and pharmaceutical industry.  He most recently served as Senior Vice President, General Counsel and Corporate Secretary of Medivation, Inc. from May 2015 until its acquisition by Pfizer, Inc.  Prior to Medivation, Mr. Powell served as Executive Vice President, General Counsel and Corporate Secretary of InterMune, Inc. where he helped the company prepare for the U.S. approval and launch of Esbriet® (pirfenidone) and played a leadership role in InterMune’s acquisition by Roche Holdings AG.  Earlier in his career, Mr. Powell held positions of increasing responsibility for nearly 15 years at the multi-national healthcare company Baxter International, Inc., where he was instrumental in a series of transactions that established Baxter throughout Asia.  Subsequently, he was part of the senior team that repositioned Collagenex Pharmaceuticals, Inc. as a leader in dermatology before its acquisition by Galderma Pharma S.A.  Mr. Powell then served as Senior Vice President and General Counsel at ImClone Systems, Inc., where he helped the company grow before playing a key role in its sale to Eli Lilly.   Immediately prior to joining InterMune, he was Executive Vice President, General Counsel and Secretary at Cornerstone Therapeutics, Inc. through its successful sale to Chiesi Farmaceutici S.p.A.  Mr. Powell holds a Bachelor of Arts degree from the University of North Carolina at Chapel Hill and a J.D. from Stanford Law School.

“I'd like to take this opportunity to welcome our new board member, Andrew Powell,” said Aclaris Chief Executive Officer Neal Walker.  “His significant leadership experience in the biotechnology and pharmaceutical industries will be a valuable asset for Aclaris as we evolve into a fully integrated commercial company."

About Aclaris Therapeutics, Inc.

Aclaris Therapeutics, Inc. is a clinical-stage dermatologist-led pharmaceutical company focused on identifying, developing, and commercializing innovative and differentiated therapies to address significant unmet needs in medical and aesthetic dermatology.  Aclaris is based in Malvern, Pennsylvania and more information can be found by visiting the Aclaris website at www.aclaristx.com.

Contact:

Aclaris Contact

Michael Tung, M.D.

Investor Relations

484-329-2140

mtung@aclaristx.com

Media Contact

Mariann Caprino

TogoRun

917-242-1087

M.Caprino@togorun.com